EXHIBIT 10.1

FOR IMMEDIATE RELEASE
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March 28, 2001

           NDC AUTOMATION, INC. APPOINTS NEW BOARD, PRESIDENT AND VICE
                                    PRESIDENT

         Charlotte, NC, March 28, 2001, NDC Automation, Inc. (OTC Bulletin Board "AGVS.OB"), www.ndca.com, announces the appointment of Claude Imbleau to the offices of President and CEO and the promotion of Tommy Hessler to Executive Vice President. Mr. Imbleau was made a member of the Board after Dr.Goran Netzler stepped down from the board, following 11 years of dedicated service. Dr. Netzler remains the President of NDC Netzler & Dalgren Co AB, located in Saro, Sweden. Mr. Imbleau and Mr. Hessler say they are committed to continuing the Company's focus on future growth opportunities.

         Mr. Imbleau has served the Company as Chief Operations Officer since 1999, Treasurer since 1993, Chief Financial Officer since 1992, Vice President/ Finance and Administration since 1988 and Comptroller & Chief Accounting Officer since 1987.

         Mr. Hessler's career started with an NDC affiliate in 1986 as an engineer with NDCTA, the NDC Licensee for the Pacific Basin. Since 1995, he has been in charge of all managerial functions for NDCTA. Mr. Hessler's leadership expertise includes technical, management, marketing and sales. In 2000, Mr. Hessler joined NDC Automation, Inc. as the Engineering Manager for the AGV Systems Group.

         NDC Automation, Inc. provides an integrated package of controls technology and related products for creating and servicing Automatic Guided Vehicle Systems (AGVS). Additionally, NDCA provides turnkey AGVS solutions to end-users and to system integrators. NDC's controls, hardware and software, are designed for optimal flexibility and accuracy and are well suited for a broad range of vehicle types.

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For further information contact:
Claude Imbleau, President and CEO
704/362-1115